Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 28, 2018 relating to the financial statements of GW Pharmaceuticals plc, appearing in the Annual Report on Form 10-K of GW Pharmaceuticals plc for the year ended December 31, 2019.

/s/ DELOITTE LLP

London, United Kingdom

May 27, 2020